Exhibit 99
                                                                   ----------




                              MEREDITH CORPORATION
                   FISCAL 1998 THIRD QUARTER AND YEAR-TO-DATE
                         EARNINGS PER SHARE AT-A-GLANCE


               (Note:  All figures are adjusted for stock splits)





-- The chart below depicts comparable quarterly and fiscal-year diluted earnings per share (EPS) before special items and discontinued operations:


                  1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   Fiscal Year
                  --------   --------   --------   --------   -----------

    F1993            .06        .09        .10        .10          .35
    F1994            .08        .13        .16        .13          .50
    F1995            .14        .19        .18        .20          .71
    F1996            .17        .22        .24        .28          .91
    F1997            .22        .31        .33        .36         1.22
    F1998            .27        .40        .37




-- Fiscal 1998 third quarter EPS from continuing operations and net EPS grew 12 percent to a record 37 cents, versus 33 cents in the prior-year period.


-- For the nine months ending March 31, 1998, EPS from continuing operations rose 21 percent to a record $1.04, from 86 cents in the prior year.


-- Net EPS for the fiscal 1998 year-to-date period was $1.04. Fiscal 1997 net EPS for the same period was $1.36, including a gain in discontinued operations of 50 cents per share from the sale of the company's cable operations.